Exhibit 99.1

For Immediate Release:	Contacts:	Julie S. Ryland
Wednesday, December 11, 2013		205.326.8421

Jim Gorrie to Join Energen Board of Directors

BIRMINGHAM, Alabama — Energen Corporation (NYSE: EGN) announced today that James (Jim) Gorrie, president and chief executive officer of Birmingham-based Brasfield & Gorrie, LLC, will join the Board of Directors of Energen and its two operating subsidiaries effective January 1, 2014. Gorrie will stand for election at Energen’s Annual Meeting of Shareholders on April 23, 2014.

Brasfield & Gorrie is one of the largest privately held construction firms in the United States, and Jim Gorrie is responsible for construction projects within its 8 regional offices and 30 operating divisions.

Founded in 1964, Brasfield & Gorrie provides construction and construction management services for a wide variety of projects, including commercial, institutional, healthcare, industrial, and treatment plant construction. The firm currently has more than 2,900 employees serving clients in 17 states, with a heavy emphasis in the Southeast.

“We are very fortunate to have Jim on the Energen team,” said James McManus, Energen’s chairman and chief executive officer. “He brings with him extensive executive and managerial experience and will be a tremendous asset and complement to our already-strong Board of Directors.”

Gorrie also serves as a director of ProAssurance Corporation and First Commercial Bank, a division of Synovus Bank. A graduate of Auburn University, Gorrie has a B.S. in Building Science.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. At year-end 2012, the company had approximately 950 million barrels of oil-equivalent proved, probable, and possible reserves. These all-domestic reserves are located mainly in the Permian and San Juan basins. For more information, go to http://www.energen.com.

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